Exhibit 99.2

Douglas D. McKenney, CFA

Director II

Listing Qualifications

(301) 978-8011

By Facsimile and Regular Mail

August 18, 2006

Ms. L. Cecily Hines

Vice President, Secretary

and Chief Legal Officer

ev3 Inc.

9600 54th Avenue North

Plymouth, MN 55442-2111

Re:	ev3 Inc. (the “Company”)
Nasdaq Symbol: EVVV

Dear Ms. Hines:

On August 17, 2006, the Company notified Staff that due to the resignation of Douglas W. Kohrs, its audit committee consisted of only two members(1) and as a result, the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rule 4350(d)(4), the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or August 16, 2007, in order to regain compliance. The Company must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the rules no later than this date.  In the event the Company does not regain compliance within this period, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staffs determination to a Listing Qualifications Panel.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.(2) The

(1)          The audit committee consists of John K. Bakewell and Richard B. Emmitt.

(2)          Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement.  The following is provided only as a guide that should be modified following consultation with securities counsel:  the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s)                                 .

Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination.(3) For your convenience, we have enclosed a list of news services.(4)

(3)          This notice should be provided to the attention of Nasdaq’s MarketWatch Department (telephone:  301/978-8500; facsimile: 301/978-8510), and to Nasdaq’s Listing Qualifications Department (facsimile: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080), 9600 Blackwell Road, Rockville, Maryland 20850.

(4)          The Company must ensure that the full text of the required announcement is disseminated publicly.  The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

In the event the Company does not make the required public announcement, Nasdaq will halt trading in its securities.

Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days.(5) Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.

(5)          See, SEC Release No. 34-49424.

In addition, Nasdaq will broadcast an indicator over its market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact Pamela Morris, Senior Analyst, at (301) 978-8053.

Sincerely,

/s/ Douglas D. McKenney
cc:	Amy E. Culbert, Esq.
fax: (612) 607-7100

DIRECTORY OF NEWS SERVICES

News Media Outlets

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